UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 16, 2005

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470

(Commission File No.)

700 Milam, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d2-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 14d2-2(b) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On May 16, 2005, Plains Exploration & Production Company entered into an Amended and Restated Credit Agreement with JPMorgan Chase Bank as administrative agent and the lenders party thereto (the “Amended Credit Agreement”), which amends and restates our three-year, $500 million senior revolving credit facility (the “Credit Facility”). The Amended Credit Agreement increases the size of the Credit Facility to $750 million and provides for an increased borrowing base to $750 million that will be redetermined on a semi-annual basis, with us and the lenders each having the right to one annual interim unscheduled redetermination, and adjusted based on our oil and gas properties, reserves, other indebtedness and other relevant factors. Additionally, the Amended Credit Agreement contains a $75 million sub-limit on letters of credit. The Amended Credit Agreement matures on May 16, 2010. To secure borrowings under the Amended Credit Agreement, we have pledged 100% of the shares of stock of our domestic subsidiaries and given mortgages covering at least 80% of the total present value of our domestic oil and gas properties. The effective interest rate on our borrowings under the Credit Facility was 4.1% at March 31, 2005. At that date we were in compliance with the covenants contained in the Credit Facility and could have borrowed the full amount available under the Credit Facility.

The Amended and Restated Credit Agreement also modifies existing covenants to provide additional flexibility regarding the issuance of debt, the disposition of non oil and gas properties and mergers of subsidiaries. The Amended Credit Agreement also resets as of June 30, 2005 certain financial covenant tests with respect to tangible net worth. The Amended Credit Agreement is subject to the same terms, including acceleration provisions, as were previously provided for in our Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: May 17, 2005	/s/ Cynthia A. Feeback
Cynthia A. Feeback Vice President, Controller and Chief Accounting Officer

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